Exhibit 99.1

SurModics Announces Accelerated Share Repurchase Program

EDEN PRAIRIE, Minn.--(BUSINESS WIRE)--November 12, 2014--SurModics, Inc. (NASDAQ:SRDX), a leading provider of surface modification and in vitro diagnostic technologies to the healthcare industries, today announced that it has entered into a $20 million accelerated share repurchase program.

“We are pleased to announce today’s accelerated share repurchase program,” said Gary Marahaj, President and Chief Executive Officer, “demonstrating our confidence in our strong cash generation capabilities and our ongoing commitment to return excess capital to our shareholders while enhancing value.” SurModics will receive on November 12, 2014, an initial delivery of approximately 758,000 shares of its outstanding common stock under the accelerated share purchase program with Wells Fargo Bank, National Association. The final number of shares purchased will be determined at the completion of the program, which is expected to be in four to eight months, and will depend on the average purchase price of the shares over the term, less an agreed upon discount. The transactions will be funded from cash on hand.

About SurModics, Inc.

SurModics’ mission is to exceed our customers’ expectations and enhance the well-being of patients by providing the world’s foremost, innovative surface modification technologies and in vitro diagnostic chemical components. The Company partners with the world’s leading and emerging medical device, diagnostic and life science companies to develop and commercialize innovative products designed to improve patient diagnosis and treatment. Core offerings include surface modification coating technologies that impart lubricity, prohealing, and biocompatibility capabilities; and components for in vitro diagnostic test kits and microarrays. SurModics is headquartered in Eden Prairie, Minnesota. For more information about the Company, visit www.surmodics.com. The content of SurModics’ website is not part of this press release or part of any filings that the Company makes with the SEC.

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about the aggregate amount of the Company’s common stock that will be repurchased under the share repurchase program, our cash generation capabilities, and our commitment to return excess capital to our shareholders while enhancing value, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including (1) our reliance on third parties (including our customers and licensees) and their failure to successfully develop, obtain regulatory approval for, market and sell products incorporating our technologies; (2) our ability to realize the full potential of our pipeline (including our drug coated balloon initiatives); (3) our ability to achieve our corporate goals; (4) possible adverse market conditions and possible adverse impacts on our cash flows, and (5) the factors identified under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended September 30, 2013, and updated in our subsequent reports filed with the SEC. These reports are available in the Investors section of our website at www.surmodics.com and at the SEC website at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

CONTACT:
SurModics, Inc.
Andy LaFrence, 952-500-7000
ir@surmodics.com